Exhibit 99.1

Investor Contact:	Michael E. Conley
(972) 443-6557

Media Contact:	Sean S. Clancy
(972) 443-6546

FOR RELEASE FEB. 3, 2004 AT 7:00 A.M. CST

Flowserve Reports Improved Bookings And Backlog In Fourth Quarter

Pays Down $164 Million In Debt In The Year

Announces Restatement Of Financial Statements For Aggregate Estimated
Pretax Adjustments Of Approximately $11 Million

DALLAS – Feb. 3, 2004 – Flowserve Corp. (NYSE: FLS) today reported preliminary net income of $20.9 million, or 38 cents a share, in the fourth quarter of 2003, compared with estimated restated $14.7 million, or 27 cents a share, in the year-ago quarter.  Before special items, preliminary fourth quarter 2003 net income was $24.5 million, or 44 cents a share, compared with estimated restated $21.6 million, or 39 cents a share, in the prior year period.

For full-year 2003, the company reported preliminary net income of $51.2 million, or 93 cents a share, compared with estimated restated $49.9 million, or 96 cents a share, in the prior year.  Before special items, preliminary 2003 net income was $66.3 million, or $1.20 a share, compared with estimated restated $74.6 million, or $1.43 a share, in 2002.

Operating income, net income and per share amounts, including estimated restated amounts for prior years discussed below, are preliminary pending completion of the year-end audit and the final determination of restatement amounts for prior periods.  The company will file a Form 8-K with final restated financial information upon completion of the audit.

Special items in all periods generally relate to the May 2002 acquisition of the flow control division of Invensys plc (IFC) and early debt reduction in 2002.

For the year ended 2003, the company generated cash flow from operations of $183.9 million and paid down debt of $164 million, which improved its net debt-to-capital ratio to 51.7 percent at year end, compared with an estimated restated 58.6 percent at the end of 2002.

Estimated Fourth Quarter 2003 Highlights

•                  Bookings – Up 9 percent.

•                  Backlog – Up 12 percent.

•                  Sales – Up 6 percent.

•                  Debt – Repaid $43 million in fourth quarter, $164 million in full year 2003.

•                  Net debt-to-capital ratio – Improved to 51.7 percent.

•                  Cash flow from operations – $70.5 million.

•                  DSO – Improved 4 days.

•                  Operating income, after special items, compared with estimated restated operating income in year-ago quarter – Up 10 percent.

•                  Operating income, excluding special items, compared with estimated restated operating income in year-ago quarter – Up 1 percent.

•                  EPS – Preliminary 44 cents compared with estimated restated 39 cents in year-ago quarter, before special items in both periods.

•                  EPS – Preliminary 38 cents reported compared with estimated restated 27 cents reported in year-ago quarter, after special items in both periods.

Estimated Adjustments and Restatements

Estimated restated results for the nine months ended Sept. 30, 2003 and for the full year 2002, 2001 and 2000 include aggregate pretax charges of approximately $11 million, predominantly to correct inventory and related balances which resulted in cost of sales adjustments.  During the latter part of the fourth quarter of 2003, the company became aware of potential inventory reconciliation adjustments related to certain of its facilities.  Subsequent analysis has determined that adjustments are required due to operational issues, principally related to isolated computer system implementation difficulties encountered at a relatively small number of sites, and the reconciliation of accounts.  These difficulties generally resulted from local site employees’ failure to comply with the company’s internal control procedures.  These adjustments generally relate to the company’s valve service and pump businesses.

The estimated effect of the restatement on previously reported results of the nine months ended Sept. 30, 2003 was a reduction to pretax earnings of $2.8 million and reductions of $4.8 million, $3.0 million and $0.4 million for the years ended Dec. 31, 2002, 2001 and 2000, respectively.  The estimated adjustments represent less than 0.5 percent of the reported cost of sales in aggregate and on a quarterly basis during the impacted periods, and less than 1.0 percent of the reported gross profit in aggregate.  The estimated adjustments do not affect the company’s operations going forward.

The company believes that, despite these restatements, it still would have been in compliance with its financial covenants for all reported periods.  None of these estimated adjustments impact the company’s previously reported cash flow from operations.  Further, the company believes that these estimated restatements would have had no significant impact on previously reported earnings trends excluding special items.

The company has already begun to implement a number of concrete steps to further strengthen the controls over its systems and inventories at the affected sites.  These steps include personnel changes, revisions to the system implementation and testing procedures, increased training for system users, and continued enforcement of the company’s cycle counting policies, quarterly physical inventories and reconciliation procedures at the relevant locations.

Fourth Quarter Results

Fourth quarter 2003 sales increased 6 percent to $660.1 million compared with $624.8 million in the year-ago quarter.  Bookings increased 9 percent to $612.3 million in the fourth quarter of 2003 compared with $559.9 million in the prior year period.  Backlog increased 12 percent to $818.2 million at the end of the fourth quarter of 2003 compared with $733.7 million at the end of the year-ago quarter.  For the most part, these increases were due to strong project business, particularly upstream petroleum, and favorable currency translation, partially offset by slow business conditions in the chemical, power generation and general industrial sectors.

Compared with last year’s quarter, currency translation had an estimated 8 percent favorable impact on fourth quarter 2003 bookings and sales, and an estimated 9 percent favorable impact on backlog.

Preliminary operating income after special items was $54.2 million in the fourth quarter of 2003, compared with estimated restated $49.3 million in the year-ago quarter.  Preliminary operating income, excluding special items, was $59.6 million in the fourth quarter of 2003, compared with estimated restated $58.9 million in the year-ago quarter.

Lower sales volume, when adjusted for favorable currency translation, with the resultant higher level of underabsorption of overhead, and legal expenses adversely affected results for the quarter.  Operating income was also impacted by a less favorable product mix, including lower Middle East business, as well as a reduced volume of shipments to the chemical and power industries.  In addition, some operational issues including delays in shipments and warranties at several pump locations impacted the profitability in the quarter.  These issues were offset by synergies due to the IFC integration and a reversal of $8.1 million pretax of all performance-based employee incentives in the quarter.  While in the fourth quarter of 2002, the company had related incentive expenses of about $3.0 million pretax.

“Market conditions were more challenging in 2003 than we had anticipated at the start of the year,” said Flowserve Chairman, President and Chief Executive Officer C. Scott Greer.  “Key factors include higher gas and oil prices as well as the conflict in the Middle East.  Improvements in our operations did not reach a level sufficient to offset the weak business conditions.  Nor have we reached efficiencies commensurate with our operational excellence goals.  Though the business environment is largely outside of our control, we can continue to improve our operating processes.”

In the fourth quarter of 2003, special items totaled $5.4 million for integration expenses related to the IFC acquisition.  In the year-ago period, special items totaled $10.3 million and included integration and restructuring expenses of $9.6 million and a loss of $0.7 million resulting from prepayment of debt.  Expenses associated with the prepayment of debt in 2002 were treated as extraordinary in accordance with the accounting principles at that time but are now included in pretax earnings.  In the fourth quarter of 2003, similar expenses were $0.3 million and are considered as a component of interest expense.  The IFC integration program is essentially complete and there will be no special items in 2004 associated with this initiative.

Full Year Results

In 2003, sales increased 7 percent to $2.40 billion compared with $2.25 billion in the prior year.  Bookings increased 11 percent to $2.42 billion in 2003 compared with $2.18 billion in the prior year.  On a pro forma basis for 2002, sales were $2.41 billion and bookings were $2.33 billion.  Pro forma results give effect as if the May 2, 2002 acquisition of IFC had been completed on Jan. 1, 2002.

Absent favorable currency translation in 2003, sales would have declined 7 percent and bookings would have declined 2 percent compared with the 2002 pro forma amounts.  These declines are generally due to slow business conditions in the chemical, power generation and general industrial sectors.

Preliminary operating income after special items was $164.4 million in 2003 compared with estimated restated $183.4 million in 2002.  Preliminary operating margin after special items was 6.8 percent in 2003 compared with estimated restated 8.2 percent in 2002.  Preliminary operating income, excluding special items, was $187.5 million in 2003, compared with estimated restated $209.1 million in 2002.  Preliminary operating margin, excluding special items, was 7.8 percent in 2003 compared with estimated restated 9.3 percent in 2002.

Debt Paydown Exceeds Targets

The company generated $70.5 million of cash flow from operations in the fourth quarter of 2003 after funding $3.4 million of integration and restructuring costs.  This compares with $121.7 million of cash flow from operations after funding $11.0 million of integration and restructuring costs in the year-ago quarter.  For full year 2003, cash flow from operations was $183.9 million compared with $248.9 million in 2002.

Reflecting the company’s ongoing focus on improving collections, days’ sales outstanding improved to 67 days at the end of 2003, compared with 71 days at the end of 2002.  Inventory turns improved to 4.3-times at year-end 2003 compared with the estimated 4.1-times at the end of 2002.

The company made $43 million of debt repayments in the fourth quarter of 2003.  For the full year, the company repaid $164 million of debt, exceeding its $150 million target despite weaker than anticipated operating income.  As a result, the net debt-to-capital ratio improved to 51.7 percent at the end of 2003 compared with estimated restated 58.6 percent at the end of 2002.  “Having now almost achieved our intermediate target debt ratio, we intend to further drive down outstanding debt.  That remains one of our top priorities,” Greer said.  “Our demonstrated cash generation capability should enable us to further improve our leverage as we move through 2004.”

Pump Division Reports Significant Bookings Increase

In the Flowserve Pump Division (FPD), fourth quarter 2003 sales increased 6 percent to $347.2 million compared with $328.1 million in last year’s quarter, but were down 3 percent absent currency translation.  Fourth quarter 2003 bookings improved 17 percent to $302.2 million compared with $259.1 million in the prior year period.  The increase was 9 percent absent currency translation.  Backlog at the end of 2003 was $569.5 million, up 15 percent compared with $495.1 million at the end of 2002 and up 6 percent absent favorable currency translation.

FPD’s preliminary operating income was $34.2 million in the fourth quarter of 2003 compared with estimated restated $39.2 million in the year-ago period.  Estimated fourth quarter 2003 operating margin was 9.9 percent, compared with estimated restated 11.9 percent in last year’s fourth quarter.

“The challenging market conditions we have been experiencing for some time continue to hurt FPD’s operating income,” Greer said.  “Though sales were up year-over-year, they were down 3 percent absent favorable currency translation. Bookings were up primarily due to project business, particularly strong upstream petroleum-related business, and favorable currency translation.  However, lower volume and operational issues at certain facilities, including delays in shipments and warranties, affected margins.  However, we expect FPD’s results to begin to improve in 2004 as we enhance the operational efficiencies and gain traction with our end-user strategy.”

Flow Control Division Reports Improved Sales

In the Flow Control Division (FCD), fourth quarter 2003 sales increased 9 percent to $229.9 million compared with $210.8 million in the year-ago period and were up about 2 percent absent favorable currency translation.  Bookings in the fourth quarter of 2003 were $228.3 million, about flat with the prior year quarter and down 6 percent without currency translation.  Backlog at the end of 2003 was $215.5 million, up 2 percent from the end of 2002, but down 4 percent absent currency translation.

Preliminary operating income, before special items, was $19.2 million in the fourth quarter of 2003 compared with estimated restated $15.4 million in the prior year period.  Preliminary operating margin, before special items, was 8.4 percent in the fourth quarter of 2003, compared with estimated restated 7.3 percent in last year’s fourth quarter.

“FCD’s improved quarterly results reflect the benefits of the IFC synergies,” Greer said.  “While sales were up during the quarter, bookings were down absent favorable currency translation due to a lower level of power project bookings.  However, we saw a slight improvement in chemical bookings for Asia.”

FSD Results Top Last Year’s

The Flow Solutions Division’s (FSD) fourth quarter 2003 sales increased 2 percent to $93.2 million compared with $91.4 million in the year-ago quarter, although were down 4 percent absent favorable currency translation.  Fourth quarter 2003 bookings increased 13 percent to $91.9 million compared with $81.6 million in the prior year period and were up 6 percent absent favorable currency translation.  Backlog at the end of 2003 was $41.1 million, up 19 percent from the end of 2002, and up 9 percent absent currency translation.

FSD’s preliminary fourth quarter 2003 operating income increased 40 percent to $22.8 million, compared with $16.3 million in the year-ago quarter.  The fourth quarter results benefited from a $4.0 million reversal of accrued performance incentives during the quarter compared with $1.3 million of expense in the prior year’s quarter.  Preliminary operating margin was 24.5 percent in the fourth quarter of 2003 compared with 17.8 percent in the prior year period.

“FSD posted excellent results for the fourth quarter and full year of 2003, beating last year despite the difficult conditions in many of our markets and lower currency adjusted sales,” Greer said.  “This demonstrates the value and effectiveness of the FSD business model.  We remain in high gear in adapting this proven model to our other businesses.”

Outlook

The company is maintaining a cautious outlook for 2004 as many customers continue to hold a tight rein on spending, particularly for parts, elective maintenance and other book-and-ship business.  “However, the U.S. economy is clearly gaining strength, and we have started to see the beginnings of improvement in our order books,” Greer said.

“By-and-large, Europe continues to be somewhat lackluster while Asia remains promising. We have a positive outlook for global petroleum-related projects, while we anticipate refining-related activity will remain flat.  We expect that fresh- and waste-water opportunities will continue to be attractive.  In chemicals, although some industry observers and customers are starting to sound more bullish, we are not yet confident enough to call the turn in that market.  In power generation, with the exception of nuclear-related activity, we believe a noticeable pickup in activity is still at least a year away.”

Greer reemphasized that the company’s top priorities in 2004 are the continued expansion to its pump and valve divisions of the successful end-user strategy it uses in its seals business, improving operational performance, strengthening internal controls and further reducing debt.  “These priorities remain unchanged,” he said.

“Entering 2004 with a backlog that is $85 million greater than at the beginning of 2003 bodes well for higher profits for full year 2004, although it is not expected to help first quarter results.  While there have been some encouraging statements from customers on increased maintenance, repair and overhaul spending, we are not projecting increases in the first quarter.  As a result, our earnings per share guidance for first quarter 2004 is below the estimated restated first quarter of 2003, excluding special items, and is estimated in the range of 15 to 22 cents,” Greer said.  Estimated restated first quarter 2003 earnings per share, excluding special items, was 22 cents and was 13 cents after special items.

“Since we’re not yet ready to declare a turnaround in our end-user markets, but we do have a better backlog going into the year, we would forecast full year 2004 earnings per share at $1.20 to $1.30,” Greer said.  “However, if we see real improvement in our end-markets, we intend to increase our forecast accordingly.  In addition, we will continue our focus on debt reduction with a 2004 target of $125 million.”

Conference Call

The company will webcast its regular quarterly investor conference call today at 11:00 a.m. Eastern Time.  This conference call can be accessed through the company’s website at www.flowserve.com.  More information about Flowserve Corp. can also be obtained by visiting this website.

Investor Presentation Tomorrow

Separately, the company also announced it will be presenting at the Gabelli 14th Annual Pump, Valve & Motor Symposium on Wednesday, Feb. 4, 2004 in New York.  The live presentation can be accessed through Flowserve’s website or at www.wallstreetwebcasting.com/webcast/gabelli2/fls beginning at 8:00 a.m. Eastern Time.

Flowserve Corp. is one of the world’s leading providers of industrial flow management services.  Operating in 56 countries, the company produces engineered and industrial pumps for the process industries, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators, and provides a range of related flow management services.

SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: material adverse events in the national financial markets; changes in the already competitive environment for the company’s products or competitors’ responses to Flowserve’s strategies; the company’s ability to integrate past and future acquisitions into its management operations; political risks, military actions or trade embargoes affecting customer markets, including continuing conflict in Iraq with its potential impact on Middle Eastern markets and global oil producers; the health of the company’s various customer industries, including the petroleum, chemical, power and water industries; economic turmoil in areas outside the United States; global economic growth; unanticipated difficulties or costs associated with new systems, including software; the company’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; and the recognition of significant expenses associated with adjustments to realign the company’s facilities and other capabilities with its strategies and business conditions, including, without limitation, expenses incurred in restructuring the company’s operations and the cost of financing, including increases in interest costs, and litigation developments.  Flowserve undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise.

(Table Follows)

Flowserve Corporation

Special Items

December 31, 2003

	4th Quarter (Unaudited)		Year to Date (Unaudited)
Dollars in millions, except per share data	Preliminary 2003	Estimated Restated 2002	Preliminary 2003	Estimated Restated 2002

Operating income	$54.2	$49.3	$164.4	$183.4

Adjustments to reconcile operating income to operating income before special items:

Purchase accounting adjustment associated with required write-up and subsequent sale of inventory	—	—	—	5.2

Integration expense	4.3	8.1	20.3	16.2

Restructuring expense	1.1	1.5	2.8	4.3

Operating income before special items	$59.6	$58.9	$187.5	$209.1

Net earnings	$20.9	$14.7	$51.2	$49.9

Adjustments to reconcile net earnings to earnings before special items, net of tax:

Purchase accounting adjustment associated with required write-up and subsequent sale of inventory	—	—	—	3.4

Loss on optional prepayment of debt	—	0.5	—	7.9

Integration expense, net of tax	2.8	5.4	13.3	10.6

Restructuring expense, net of tax	0.8	1.0	1.8	2.8

Net earnings before special items	$24.5	$21.6	$66.3	$74.6

Earnings per share (diluted)	$0.38	$0.27	$0.93	$0.96

Adjustments to reconcile diluted earnings per share to earnings per share before special items:

Purchase accounting adjustment associated with required write-up and subsequent sale of inventory	—	—	—	0.07

Loss on optional prepayment of debt	—	0.01	—	0.15

Integration expense	0.06	0.09	0.24	0.20

Restructuring expense	—	0.02	0.03	0.05

Net earnings per share before special items	$0.44	$0.39	$1.20	$1.43

Note:  Flowserve’s management believes that the integration and restructuring expenses included in the 2003 and 2002 fourth quarter and year to date results, while indicative of efforts to integrate the Invensys plc (IFC) acquisition into Flowserve’s flow control division, do not reflect ongoing business results.  Additionally, Flowserve’s management believes that extraordinary items generally do not reflect ongoing business.  As such, Flowserve believes that the loss on optional prepayment of debt included in the 2002 fourth quarter and year to date results, which were previously reported as extraordinary items, do not reflect ongoing business.  Management has defined all of these expenses as special items. Management believes that investors can better evaluate and analyze historical and future business trends if they also consider results of operations without these special items. Management utilizes earnings excluding these special items to evaluate corporate and segment performance and in determining certain performance-based compensation. Earnings before special items are not a recognized measure under generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The reconciliation table above reconciles operating income, net earnings and earnings per share, all on a GAAP basis.